Exhibit 99.15

AZZ incorporated

Financial and Other Statistical Information

($ in Thousands except per share amount)

	Actual Year to Date February 29, 2004	Projected Year Ended February 28, 2005
Net Sales:
Electrical and Industrial Products	$88,916	$94,000 to $101,000
Galvanizing Services	$47,285	$46,000 to $49,000

Total Sales	$136,201	$140,000 to $150,000

Diluted earnings per share	$.79	$.75 to $.85

Net Sales by Market Segment:
Power Generation	$14,000	$13,000
Transmission and Distribution	$36,300	$47,500
Industrial	$85,900	$84,500

Total Sales	$136,200	$145,000

Electrical and Industrial Products Revenues by Industry:
Power Generation	14%	12%
Transmission and Distribution	38%	47%
Industrial	48%	41%

Galvanizing Services Revenues by Industry:
Electrical and Telecommunications	21%	—
OEM’s	20%	—
Industrial	29%	—
Bridge and Highway	11%	—
Petro Chemical	19%	—

Operating Margins:
Electrical and Industrial Products	7.2%	9.0%
Galvanizing Services	18.3%	16.0%

Cash Provided By Operations	$14,963	$7,000
EBITDA	$15,016	$15,100
Capital Expenditures	$3,645	$6,000
Depreciation and Amortization of Intangible Assets and Debt Issue Cost	$5,731	$6,000

AZZ incorporated

Financial and Other Statistical Information

($ in Thousands)

Twelve Months Ended Feb. 29, 2004
Book to Ship Ratio:
2/28/03 Backlog	$49,068
Fiscal 2004 Bookings	$140,210
Fiscal 2004 Shipments	$136,201
2/29/04 Backlog	$53,077
Book to Ship Ratio	103%

Outstanding Accounts Receivable Days	58 Days

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